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                                                                      EXHIBIT 11
                               DT INDUSTRIES, INC.
                        COMPUTATION OF EARNINGS PER SHARE
                    (IN THOUSANDS, EXCEPT PER-SHARE AMOUNTS)

                                                    Three Months Ended                       Six Months Ended

                                             December 26,        December 27,        December 26,       December 27,
                                                 1999                1998                1999               1998
                                              As Restated        As Restated         As Restated         As Restated
                                            ----------------    ---------------     ---------------    ----------------
Net income (loss)                           $      (887)        $       647         $   (3,024)        $     3,768
                                            ----------------    ---------------     ---------------    ----------------
Basic:

     Basic weighted average shares
        outstanding                               10,107             10,067             10,107              10,191
                                            ----------------    ---------------     ---------------    ----------------
     Basic net income (loss) per share      $      (0.09)       $      0.06         $    (0.30)        $      0.37
                                            ----------------    ---------------     ---------------    ----------------
Diluted:

     Weighted average shares
        outstanding                               10,107             10,067             10,107              10,191

     Add dilutive effect of stock
        options based on treasury
        stock method using average
        market price                                 ---                123               ---                  163
                                            ----------------    ---------------     ---------------    ----------------
                                                  10,107             10,190            10,107               10,354
                                            ----------------    ---------------     ---------------    ----------------
Diluted net income (loss)  per share        $      (0.09)       $      0.06         $  ( 0.30)         $      0.36
                                            ----------------    ---------------     ---------------    ----------------


NOTE: For the three and six months ended December 26, 1999 and December 27, 1998, the convertible preferred securities were antidilutive and have been excluded from the computation of diluted earnings per share.